UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 21, 2004

BRE Properties, Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	1-14306	94-1722214
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

44 Montgomery Street, 36th Floor, San Francisco, CA 94104-4809

(Address of principal executive offices including zip code)

(415) 445-6530

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

We anticipate recognizing expenses relating to the retirement of our chief executive officer, litigation costs and other accounting charges during the fourth quarter of 2004. We expect these Other Expense items and corporate charges for fourth quarter 2004 to aggregate approximately $7.4 million, or $0.14 per share.

On December 13, 2004, our board of directors determined the leadership transition between current chief executive officer Frank McDowell and Constance Moore was complete. As a result, the board determined that future service by Frank McDowell as an executive consultant, as specified in his Executive Transition Employment Agreement, is no longer necessary. The board and Mr. McDowell have mutually agreed to exercise the early termination without cause provision of this agreement, such that Mr. McDowell will retire from the company and the board effective January 1, 2005. The early termination will result in the company taking a one-time charge estimated at approximately $4.5 million, or $0.09 per share, during fourth quarter 2004, rather than recognizing a monthly expense over the next two-year period during which Mr. McDowell would otherwise have provided services to us as an executive consultant. We expect the $4.5 million charge to comprise $2.2 million in cash payments and $2.3 million in non-cash charges related to the fair value of stock options and restricted shares to be vested under the agreement.

We expect the fourth quarter Other Expense items will also include legal and consulting charges related to the Red Hawk Ranch litigation disclosed in third quarter 2004. We expect these charges to approximate $900,000 during fourth quarter 2004, or $0.02 per share, and $2.7 million for the year 2004, or $0.05 per share.

We also anticipate that we will incur a charge during fourth quarter 2004 to ensure estimated balance sheet accruals are properly reflected as of December 31, 2004, in accordance with U.S. generally accepted accounting principles. Accordingly, we expect to recognize a charge of approximately $2.0 million, or $0.03 per share, to ensure accrued liabilities include the appropriate level of payroll, and other related services incurred in fourth quarter 2004, to be paid in 2005.

Forward Looking Statements

In addition to historical information, we have made forward-looking statements in this Current Report on Form 8-K. These forward-looking statements pertain to, among other things, our results of operations. Forward-looking statements involve numerous risks and uncertainties. You should not rely on these statements as predictions of future events because there is no assurance that the events or circumstances reflected in the statements can be achieved or will occur. Forward-looking statements are identified by words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates,” or “anticipates” or their negative form or other variations, or by discussions of strategy, plans or intentions. Forward-looking statements are based on assumptions, data or methods that may be incorrect or imprecise or incapable of being realized. The following factors, among others, could affect actual results and future events: defaults or non-renewal of leases, increased interest rates and operating costs, failure to obtain necessary outside financing, difficulties in identifying properties to acquire and in effecting acquisitions, failure to successfully integrate acquired properties and operations, inability to dispose of assets that no longer meet our investment criteria under acceptable terms and conditions, risks and uncertainties affecting property development and construction (including construction delays, cost overruns, inability to obtain necessary permits and public opposition to such activities), failure to qualify as a real estate investment trust under the Internal Revenue Code of 1986, as amended, environmental uncertainties, risks related to natural disasters, financial market fluctuations, changes in real estate and zoning laws and increases in real property tax rates. Our success also depends on general economic trends, including interest rates, income tax laws, governmental regulation, legislation, population changes and other factors, including those risk factors discussed in the section entitled “Risk Factors” in our most recent Annual Report on Form 10-K as they may be updated from time to time by our subsequent filings with the Securities and Exchange Commission. Do not rely solely on forward-looking statements, which only reflect management’s analysis. We assume no obligation to update forward-looking statements. For more details, please refer to our SEC filings, including our most recent Annual Report on Form 10-K.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRE Properties, Inc.

By:	/s/ Edward F. Lange, Jr.
Edward F. Lange, Jr.
Executive Vice President,
Chief Financial Officer and Secretary

Date: December 21, 2004